O’Hara House One Bermudiana Road Hamilton HM 08 P.O. Box 2245, Hamilton HM JX Bermuda
March 20, 2018

Dear reinsurance broker partners,

Since the formation of XL Catlin almost three years ago we have grown to become one of the largest global P&C reinsurers with close to $4.7 billion of GWP in 2017 supported by more than 600 employees in 18 countries. This is thanks - in large part - to your unwavering support.

Now we are about to enter the next stage of our evolution as a company.

As you will have seen from our announcement on March 5th, our parent company, XL Group Ltd, has entered into an agreement to be acquired by AXA. As noted by our CEO Mike McGavick, the combination creates a powerful opportunity to continue the XL Catlin strategy with greater strength and a new dimension.

I’m excited about what this all means, including that we will have the support of a bigger balance sheet to provide greater security and solutions for emerging and evolving risks. In fact, we will have one of the largest market caps of companies in our industry.

Also while coming together as XL Catlin required integration of duplicate businesses, portfolios, systems and processes, the AXA plan is different in that there is very little business overlap, especially from a reinsurance standpoint. The intent is to combine our operations with AXA Corporate Solutions, forming AXA’s new global P&C insurance and reinsurance division.

With Greg Hendrick slated to head the new division and both companies having similar cultures focused on superior underwriting, innovation and highly responsive client service, we expect a smooth integration.

The transaction is expected to be completed in the second half of this year, subject to approval by our shareholders and regulators. Until then, we will continue to operate as two separate companies and our appetite and business plan remain unchanged.

When the transaction closes, given that AXA does not currently operate in Reinsurance, we don’t expect any significant changes to our Reinsurance business. We plan to continue to provide you and our clients the superior service and innovative solutions that you have come to expect from us.

Meanwhile, our focus remains on addressing your ever changing risk management needs and we will keep you informed as much as we can as we move toward completing this transaction. If you have any questions or concerns, please contact me, one of our regional Chief Executives or any of our underwriting colleagues throughout the globe.

Best regards,

/s/ Charles Cooper

Charles Cooper
Chief Executive, Reinsurance
XL Catlin

Additional Information about the Proposed Transaction and Where to Find It
In connection with the proposed transaction, XL Group Ltd (“XL”) will file with the SEC a proxy statement on Schedule 14A and may file or furnish other documents with the SEC regarding the proposed transaction. This material is not a substitute for the proxy statement or any other document that XL may file with the SEC. INVESTORS IN AND SECURITY HOLDERS OF XL ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR FURNISHED OR WILL BE FILED OR WILL BE FURNISHED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND RELATED MATTERS. Investors and security holders may obtain free copies of the proxy statement (when available) and other documents filed with or furnished to the SEC by XL through the web site maintained by the SEC at www.sec.gov or by contacting the investor relations department of XL:

Investor Relations
XL Group Ltd
(203) 964-3573
investorinfo@xlgroup.com

Participants in the Solicitation

XL and its directors and executive officers may be deemed to be participants in the solicitation of proxies from XL’s shareholders in connection with the proposed transaction. Information regarding XL’s directors and executive officers, including a description of their direct interests, by security holdings or otherwise, is contained in XL’s annual proxy statement filed with the SEC on April 5, 2017, XL’s Current Report on Form 8-K filed with the SEC on October 26, 2017, XL’s Current Report on Form 8-K filed with the SEC on February 20, 2018 and XL’s Current Report on Form 8-K filed with the SEC on March 5, 2018. A more complete description will be available in the proxy statement on Schedule 14A that will be filed with the SEC in connection with the proposed transaction. You may obtain free copies of these documents as described in the preceding paragraph filed with, or furnished to, the SEC. All such documents, when filed or furnished are available free of charge on the SEC’s website (www.sec.gov) or by directing a request to XL at the Investor Relations contact above.